Exhibit 4.2

CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS
CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT
MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND
ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

Amendment to Agreement on Ragnarok Game Services and Related Matters

This Amendment to Agreement on Ragnarok Game Service and Related Matters (the “Amendment Agreement”) is entered into by and between GRAVITY Co., Ltd. (hereinafter referred to as “Party A”) and Mr. Myoung-Jin Lee (hereinafter referred to as “Party B”), whereby the parties hereby agree to amend the agreement originally executed between Party A and Party B on January 22, 2003, concerning Agreement on Ragnarok Game Services and Related Matters (herein referred to as the “Original Agreement”), as follows:

- FOLLOWING -

1. Party A and Party B hereby agree to amend Article 15 (Term of Agreement) of the Original Agreement as follows:

Article 15 [Term of Agreement]
1. The term of this Agreement shall be sixty (60) years from the date of execution of this Agreement.
2. Upon the expiration of the term set forth in the preceding paragraph, unless otherwise agreed in writing between Party A and Party B, this Agreement shall terminate conclusively.

2. Party A and Party B hereby agree to amend Article 6 [Payments to Party B] of the Original Agreement as follows:

Article 6 [Payment for the Assignment of Game Adaptation Copyright]
1.Party A shall pay to Party B the consideration for the assignment of the game adaptation copyright under Article 5 (including the right to create derivative works and the rights related to “Ancillary Business” as defined in Article 5(2)) for a period of thirty (30) years from the date of execution of the Original Agreement (January 22, 2003) (the “Game Adaptation Copyright Payment Period”).
2.The consideration for the assignment of the game adaptation copyright referred to in the preceding paragraph shall be calculated in accordance with Annex 1: Payment Calculation Table for Game Adaptation Copyright Assignment.
3.The consideration under Paragraph 1 shall be paid in accordance with the following categories:
(1)With respect to royalties received by Party A from licensees under PC online game or web game license agreements, the payment shall be calculated in the month following the month in which the revenue is generated and shall be paid by Party A to Party B by the 15th day of the second following month.
(2)With respect to revenue generated from PC online games or web games directly serviced by Party A, the payment shall be calculated in the month following the month in which the revenue is generated and shall be paid by Party A to Party B by the 15th day of the second following month.
(3)With respect to any revenue generated by Party A through the exercise of the game adaptation copyright not falling under (1) or (2), including upfront payments received from licensees under PC online game or web game license agreements, Party A shall pay such consideration to Party B by the end of June of the calendar year following the year in which the revenue was generated.

3. Party A and Party B hereby agree to newly establish Article 6-2 of the Original Agreement as follows:

Article 6-2 [Payment of Incentives]
1.Party A shall pay incentives to Party B for a period of thirty (30) years starting from January 23, 2033, on the condition that Party B performs the obligations set forth in the following subparagraphs, even after the completion of the payment of the consideration for the assignment of the game adaptation copyright as provided under Article 6, Paragraph 1:
1)Party B shall grant Party A a right of first offer for the game adaptation rights to other works created by Party B.
2)Upon request from Party A, Party B shall actively cooperate in the promotional activities related to the Ragnarok game and ancillary businesses.
3)When Party A requests advisory input from Party B in connection with the Ragnarok game and ancillary businesses, Party B shall provide such advice in good faith.
4)In the event Party A requests Party B’s opinion regarding revisions, enhancements, or other matters related to deliverables arising from the exercise of game adaptation copyrights (including games developed directly by Party A or by third parties), Party B shall sincerely provide such input. For the avoidance of doubt, Party A may, but is not obligated to, seek Party B’s opinion, and Party A, as the holder of intellectual property rights in the deliverables, may utilize them at its sole discretion.
2.The amount of the incentive in Paragraph 1 shall be equal to the amount calculated in accordance with the method for determining consideration for the assignment of game adaptation copyright as provided under Article 6, Paragraph 2.
3.Notwithstanding Paragraph 1 of this Article, if Party B passes away, Party A’s obligation to pay the incentive to Party B shall be extinguished.

4. Party A and Party B hereby agree to amend the title and Paragraph 1 of Article 5 of the Original Agreement as follows:

Article 5 [Assignment of Game Adaptation Copyright to Party A and Payment of Consideration]
1.Party B shall assign to Party A the game adaptation copyright in Ragnarok on the date of execution of this Agreement, and Party A shall pay the consideration for such assignment of game adaptation copyright during the payment period defined in Article 6, Paragraph 1, in accordance with the method prescribed in Article 6, Paragraphs 2 and 3.

5. To clarify the intent of Article 5, Paragraph 4 of the Original Agreement, Party A and Party B hereby agree to add Paragraphs 5 and 6 to Article 5 of the Original Agreement as follows:

  Article 5 [Assignment of Game Adaptation Copyright to Party A and Payment of Consideration]
5.Party B acknowledges that the game adaptation copyright and any deliverables resulting from the exercise of such rights (including those arising from ancillary businesses) shall belong exclusively and permanently to Party A. Party B shall not assert any rights, based on its status as the original author of the Ragnarok comic, against Party A or any third party authorized by Party A, either during the term of this Agreement or after its termination.
6.Party A may use the deliverables arising from the exercise of game adaptation rights at its sole discretion. If Party A seeks advice or opinion from Party B in connection with such deliverables, Party B shall provide such advice or opinion in good faith. For the avoidance of doubt, Party A is not obligated to seek Party B’s advice or opinion and may utilize the deliverables at its own discretion as the holder of the intellectual property rights therein.

6. The Original Agreement, as amended by this Amendment Agreement (hereinafter referred to as the “Amended Original Agreement”), shall take precedence over all prior agreements or arrangements entered into between Party A and Party B prior to the execution date of this Amendment Agreement. Any provisions of prior agreements that conflict with the Amended Original Agreement shall be null and void.

7. This Amendment Agreement shall be retroactively effective as of the execution date of the Original Agreement. However, any acts performed by either Party A or Party B prior to the execution of this Amendment Agreement in accordance with the Original Agreement shall be deemed to have been duly performed under the Amended Original Agreement.

IN WITNESS THEREOF, the Party A and Party B have executed two (2) original counterparts of this Amendment Agreement to evidence their mutual agreement to the foregoing, and each party shall retain one (1) fully signed original.

Appendix 1. Payment Calculation Table for Assignment of Game Adaptation Copyright

SEPTEMBER 26, 2024

Party [A] 15F, 396, World Cup Buk-ro, Mapo-gu, Seoul (Sangam-dong, Nuritkum Square R&D Tower) GRAVITY CO., LTD. Representative Director, Hyun Chul Park (Seal)	Party [B] ***-****, **** ***** ********, ***, *****-**, *******-**, ***** Myoung-Jin Lee (******-*******) (Signature) Official Signature:
Appendix 1. Payment Calculation Table for Assignment of Game Adaptation Copyright

Classification		Calculation basis	Payment ratio
Domestic Ragnarok	Royalty	Net sales rev.	*.**%
Other domestic royalties	Strategy guide stamp duty and others	Net profit	**.**%
Other domestic contract fee	Characters Contract	Net profit	*.**%
Domestic goods sales	Character Goods	Net profit	**.**%
Overseas Ragnarok royalties	Royalty	Net sales rev.	*.**%
Overseas Ragnarok royalty contract fee	New Contract	Net sales rev.	*.**%
	Extended Contract	-	*.**%
Overseas goods sales	Character Goods	Net profit	**.**%
Other overseas contract fee	Merchan. Contract	Net profit	*.**%
	Characters Contract	Net profit	*.**%
	Animation	-	*.**%
PC and mobile games		Net profit	*.**%
Others	Others, etc.	Net profit	*.**%

1. The terms “Net Sales Revenue” and “Net Profit,” as specified in the “Calculation Basis” column of Annex 1, shall refer to the Net Sales Revenue and Net Profit generated by Party A through the exercise of the “Game Adaptation Copyright” as defined in Article 3, Paragraph 1 of the Original Agreement, up to and including January 22, 2033.
2. “Net Sales Revenue” shall refer to the amount remaining after deducting applicable costs (including but not limited to value-added tax (VAT), payment gateway (PG) service fees, and PC café commissions) from the gross sales revenue.
3. “Gross Sales Revenue” shall refer to the amount legally claimable by Party A for service usage fees, excluding any accounts receivable. However, in the event the service or business of Party A is conducted in the form of a license to a third party, it shall refer to the actual contract fee or royalties received by Party A from the licensee.
4. “Net Profit” shall refer to the amount remaining after deducting direct costs, indirect costs, taxes, and other expenses from gross sales revenue, and shall correspond to the net income reported in the income statement.
5. The “Consideration for the Assignment of Game Adaptation Copyright” shall be calculated as the sum total of [Each Calculation Basis × Payment Rate].